[Logo] Copy for savings bank	Sparkasse Pforzheim Calw Poststrasse 3 75172 Pforzheim VAT ID No. DE144189922	
Current account credit		Account 8913889
		Reference number 0254001

Company
ROB Cemtrex GmbH
Am Wolfsbaum 1, 75245 Neulingen
____
-in the following, referred to as the Borrower- closes the following agreement with the savings bank for a credit to the current account up to the maximum amount of EUR <u>2,000,000.00.</u>

1. Credit offer

The credit will be made available in the amount named to giro account <u>8913889.</u>

2. Credit costs

For the credit value, the interest and commission rates determined by the savings bank for credits of this type are to be paid. Changes to the rates will be shared with the borrower.

The **interest rate** is currently <u>* see below</u> % per year.

[ ] In exchange for the availability of the total credit value, a credit provision fee of <u>1.00</u> % per year is calculated, ~~unless the credit is not claimed.~~

[ ] In addition:

* The interest rate is currently 4.00% p.a. above the reference interest rate. The reference interest rate is the current interest rate calculated and published by the European Central Bank unsecured loans in Euros on the interbank market in Euro currency territory (EONIA=Euro OverNight Index Average).

For each invoice, the credit costs incurred up to the point are debited. If the credit provided is exceeded as a result, the savings bank will calculate the overdrawn amount - as in the case of the credit being exceeded -

[ ] the overdraft interest determined for the overdrafts, currently ____ % per year.

[X] in addition to the above-mentioned credit costs, the determined **overdraft provision**, currently <u>4.50</u> % per year.

The Borrower is obligated to compensate for each overdraft immediately. If **sales tax is not** billed, it is a tax-exempt financial service. If the Borrower does not object in writing within 4 weeks after the booking of the sales tax, stating his legitimate interests (in particular, no right to prepaid tax deduction), the savings bank will continue to charge the credit costs in addition to the sales tax in the statutory amount. The Borrower also has the right object if his rights to the prepaid tax deductions change at a later point in time.

3. Term, Cancellation

The credit provision is not time-limited, unless a term limitation is specially agreed upon in the following.

[X] The credit provision is limited until <u>10/31/2015.</u>

For the cancellation, No. 26 of the General Terms and Condition of the savings bank apply.

4. Special Agreements

See attachment

5 Collateral

The credit can only be claimed if all the prerequisites for the agreed upon collateral requirements for the savings bank are fulfilled. The savings bank has been/is appointed/assigned - in separate contracts, which regulate the details - the following collateral:

-Global cession A-Z
-Security transfer of goods warehouse
-Basic liability of a total of 6,729,358.89 EUR charged to the property "Am Wolfsbaum 1 in 75245 Neulingen"
-Security of premises and equipment

-in accordance with separate collateral agreement-

____

The liability of existing or future additional collateral within the scope of the respective agreed upon security purposes remains unchanged by this.

6. Multiple Borrowers

Multiple borrowers are liable for the liabilities arising from this agreement as joint debtors.

If the savings bank is satisfied with the Borrower, it does not check whether or not claims to collateral which is no longer required. It will, in principle, return such collateral to the guarantor, insofar as the Borrower does not prove that the consent of the guarantor for the delivery has been transferred to him.

7. Disclosure and Information Obligation

If the savings bank is granted access to the current economic conditions at least once yearly, at any time, by a Borrower or by a body appointed by them, during the entire term of this credit, it is to submit the relevant documents for this (for example, yearly balance sheet, income tax notification and declarations, property accounts, etc.), to provide any desired information and to enable the company to inspect its operations. The savings bank is also obligated, on the basis of the supervisory and statutory requirements, to make the economic conditions of the Borrower clear.

The savings bank can request the necessary documents directly from the Borrower's consultants in bookkeeping and tax matters upon request of the Borrower. Insofar as the named documents are stored electronically, the Borrower is obligated to make them readable in a reasonable period of time.

In the case that the Borrower does not fulfill these obligations, the savings bank is entitled to terminate the credit relationship for immediate repayment.

The savings banks is entitled, at any time, to inspect the public register as well as the land register of the Borrower and to request simple or certified copies or extracts at the expense of the Borrower, as well as to obtain information from insurance companies, authorities, and other offices, in particular, credit institutions, which it deems necessary for the credit relationship.

8. Cost of the Agreement

The Borrower bears the costs of the collateral order. The reimbursement of expenses of the savings bank is regulated by statutory regulations.

9. Representation, Transfer of the Credit Risk to Third Parties, Transfer of Information

9.1 The savings bank may transfer the credit claim and/or the business risk of the credit guarantee, in whole or in part, to third parties for the purpose of refinancing, equity relief, or risk diversification. This can, for example, through the disposal of credit claims - including possible associated collateral -, through credit derivatives or through loan sub-participation.

For this, the savings bank shall be able to provide the required information (for example, credit amount, due date, interest rate, name and address) to third parties as well as transferring it to such persons, who, for technical, organizational, or legal grounds, are connection with the verification of the value or the execution of the transfer (for example, ratings agencies, business auditors, tax consultations, attorneys or notaries). **The Borrower frees the savings bank of banking confidentiality to this extent.**

9.2 Third parties can be a member of the European System of Central Banks, a credit institution, financial companies, insurance companies, investment companies, a pension fund, or a capital fund.

9.3 The savings bank is obligated to maintain confidentiality with third parties and the others named under No. 9.1, for the transfer of information, unless such an obligation does not already exist on the basis of the statutory or occupationally-related/occupational standard regulations. The obligation for confidentiality contains confidentiality for all customer-related data and valuations, and to only make use of the information to the extent required for the carrying out of the described measures. The savings bank will also require the third parties, on their side, before the transfer of rights from the agreement and the transfer of information to other recipients, to make a corresponding confidentiality agreement.

10. Objection to Advertising

The Borrower can, at any time, object to the use of his data for advertising purposes.

Account
8913889

11. Jurisdiction

Insofar as the jurisdiction is not already set out in Section 29 of the Code of Civil Procedure, the savings bank can pursue its claims in the course of legal actions with its general court against the Borrower, merchant, or a legal entity within the meaning of No. 6 of the General Terms and Conditions, or if, at the time of the closing of the contract , there is no general domestic court; or if he, at a later time, leaves his residence or habitual domicile in the Federal Republic of Germany, or if his residence or habitual domicile at the time point of the complaint is not known.

12. Statutory Obligation to Cooperate

The Borrower is obligated to notify the savings bank of any changes to information made in the course of the business relationship without delay (Section 4 paragraph 6 of the GwG).

13. Information for Economic Beneficiaries (Section 3 paragraph 1 No. 3 GwG)

The Borrower acts in his own economic interest and not for third party causes (in particular, a fiduciary):
[X] Yes. [ ] No.
Economic beneficiaries: The Borrower acts in the business interests and at the request of the following person(s):
(Last name, first name, address)

14. General Terms and Conditions

The savings bank expressly points out that their General Terms and Conditions (AGB) are a part of the agreement.
The AGB can be seen in the lobby of the savings bank and will be made available upon request. [1]
1. Each contracting party of the savings bank receives a copy of the AGB, as long as no business relationship exists and the contract is concluded outside of the savings bank.
1. Each Borrower receives a copy of the credit agreement.

City, date Neulingen, 05/08/14 Signature(s) of Borrower	City, date Pforzheim, 05/05/2014 Signature(s) of savings bank
[Stamp: ROB ROB Cemtrex GmbH Am Wolfsbaum 1 D-75245 Neulingen] /s/ Aron Govil_____________	Sparkasse Pforzheim Calw /s/Peter Kern______________

The agreement and the additional copy/copies are to be signed by all Borrowers named on page 1!

Legitimation test pursuant to Section 154 paragraph 2 of the Tax Code/identification pursuant to the GwG:

Name, date of birth, place of birth, citizenship, type of legitimation (identification type, ID number, issued by) or reference to legitimation/identification to be carried out:

ROB Cemtrex GmbH, 08/22/2013, German/Commercial Register B, 718253, AG Mannheim

Information checked for accuracy by the signers: Julia Ehrle, S0802170 on: 02/06/2014